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                                                      Filed under Rule 424(b)(2)
                                                      Registration No. 333-27639
PROSPECTUS

                           THE COOPER COMPANIES, INC.
                         144,800 Shares of Common Stock
                           ($.10 Par Value Per Share)

        This Prospectus relates to up to 144,800 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of The Cooper Companies, Inc., a Delaware corporation (the "Company"), and the Rights ("Rights") to acquire the Company's Series A Junior Participating Preferred Stock that are attached to and trade with the Common Stock, which may be offered for sale by certain stockholders of the Company (the "Selling Stockholders"). The Common Stock and the Rights are herein collectively referred to as the "Securities". Such sales may be effected from time to time by the Selling Stockholders directly or through one or more broker-dealers, in one or more transactions on the New York Stock Exchange (the "NYSE") or the Pacific Exchange, Inc. (the "PCX") pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Securities. The Company will bear all expenses of the offering of the Securities, except that the Selling Stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.

        The Common Stock is listed on the NYSE and the PCX. On July 17, 1997 the last reported sale price for the Common Stock of the Company as reported on the NYSE Composite Tape was $23 5/8 per share.

                                -----------------

        See "Risk Factors" commencing on page 4 for a discussion of certain factors that should be considered by prospective purchasers of the Securities offered hereby.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

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                  The date of this Prospectus is July 18, 1997




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                             AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities, please refer to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any agreement or other document referred to herein or therein are qualified by reference to the copy of such agreement or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

        The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants who file with the Commission and certain of the Company's filings are available at such web site: http://www.sec.gov. In addition, the Common Stock is listed on the NYSE and the PCX and such information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PCX, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference.


     (a) Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (the "1996 10-K");

     (b) The portions of the Company's 1996 Annual Report to Stockholders that have been incorporated by reference into the 1996 10-K;

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     (c)  The portions of the Company's Proxy Statement for its Annual Meeting
          of Stockholders held March 25, 1997 that have been incorporated by reference into the 1996 10-K;

     (d)  Quarterly Report on Form 10-Q for the quarter ended January 31, 1997;

     (e) Current Reports on Forms 8-K dated December 12, 1996, January 10, 1997, January 30, 1997, February 10, 1997, February 25, 1997, March
          18, 1997, March 26, 1997, April 7, 1997, May 21, 1997, June 2, 1997
          and June 25, 1997; and

     (f) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 28, 1983 and the description of the Company's Rights contained in the Company's Registration Statement on Form 8-A filed on November 12, 1987.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to the Vice President of Legal Affairs of the Company, 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588 (telephone number:
(510) 460-3600).

                           FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meanings of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. Actual results could differ materially from these statements as a result of certain factors, including major changes in business conditions and the economy in general, loss of key members of senior management, new competitive inroads, costs to integrate acquisitions, dilution to earnings and/or earnings per share associated with acquisitions and/or stock issuances, decisions to invest in research and development projects, regulatory issues, unexpected changes in reimbursement rates and

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payer mix, unforeseen litigation, costs associated with potential debt restructuring, decisions to divest businesses and the cost of acquisition activity, particularly if a large acquisition is not completed. Future results are also dependent on each business unit meeting specific objectives.

                                   THE COMPANY

        The Company, through its primary subsidiaries (CooperVision, Inc., CooperSurgical, Inc. ("CooperSurgical") and Hospital Group of America, Inc.), develops, manufactures and markets healthcare products, including a range of contact lenses and diagnostic and surgical instruments, equipment and accessories, and provides healthcare services through the ownership and operation of certain psychiatric facilities. The principal executive offices of the Company are located at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588, (510) 460-3600.

                                  RISK FACTORS

Price Volatility and Shares Available for Future Sale

        The market price of the Common Stock may be subject to significant fluctuations in response to, among other things, the factors discussed above under "Forward-Looking Statements," variations in quarterly operating results, failure to meet published estimates of, or changes in earnings estimates by, the Company or securities analysts, and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations could affect the market price of the Common Stock.

        The Company has outstanding options to purchase approximately 770,000 shares of Common Stock, approximately 480,000 of which are currently exercisable. If these options are exercised, the issuance of such shares of Common Stock would dilute the proportionate voting power and equity interests of the other holders of Common Stock. In addition, sales of substantial amounts of Common Stock, including the sale by the Company of all or a substantial portion of the shares of Common Stock registered hereunder, or the sale by Cooper Life Sciences ("CLS") of all or a substantial portion of the approximately 1,400,000 shares of Common Stock it beneficially owns (which are registered for resale on a registration statement under the Securities Act), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

Significant Stockholder

        As of July 8, 1997, CLS owned approximately 10.44% of the Company's issued and outstanding shares of Common Stock. In addition, pursuant to a settlement agreement with the Company entered into on June 14, 1993, CLS has the right to designate two of the eight members of the Company's Board of Directors so long as CLS owns at least 800,000 shares of Common Stock, and one director so long as CLS owns at least 333,333 shares of Common Stock. A third member of the Company's Board of Directors, Moses Marx, owns a majority of the outstanding stock of CLS. By virtue of their representation on the Company's Board of Directors and CLS'


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significant ownership of Common Stock, CLS and Mr. Marx may have significant influence over the affairs of the Company.

                            THE SELLING STOCKHOLDERS

        The Securities to be offered under this Prospectus are owned by the Selling Stockholders listed in the table below. The Selling Stockholders acquired the Securities in connection with the merger of Marlow Surgical Technologies, Inc., an Ohio corporation ("Marlow"), with and into Marlow Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Acquisition Sub"), pursuant to the terms of an Agreement and Plan of Merger dated as of April 3, 1997, among the Company, Acquisition Sub, Marlow and certain shareholders of Marlow (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, the Company agreed to file a registration statement covering the Securities with the Commission.

        Because the Selling Stockholders may sell all or some portion of the Securities covered by this Prospectus, no estimate can be given as to the number of Shares, and the percentage of outstanding shares of Common Stock, that will be held by any of them after any particular sale.

        The following table identifies each Selling Stockholder and sets forth information as of the date of this Prospectus with respect to the Shares held and to be offered under this Prospectus from time to time by each Selling Stockholder. Clifford A. Marlow, Scott C. Marlow and Mike Lanese are an Executive Vice President, the Director of Product Development and a sales representative, respectively, of CooperSurgical.


          Selling Stockholder                                  Number of Shares
          -------------------                                  ----------------
          Clifford A. Marlow                                         75,221

          Scott C. Marlow                                            28,398

          Richard L. Hart                                             5,208

          Stanley Pollack                                            19,760

          James F. Daniell                                              732

          Marcus Tower                                                4,395

          H. M. Hasson, M.D.                                            732

          L&G Enterprises,                                              732
          a Kentucky Corp.

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          Selling Stockholder                                  Number of Shares
          -------------------                                  ----------------
          Robert E. Stone, M.D.                                         732

          Betsy Anne Pollack                                            293

          Catherine Ann Pollack                                         293

          Kurt Allen Marlow                                             440

          Kevin Patrick Marlow                                          440

          Kasey Hart Marlow                                             440

          Shakuntala Rao                                              1,171

          Dinkar Rao as Custodian for                                   292
          Seema Rao Under the Uniform
          Gifts to Minors Act

          Jacklyn Elizabeth Marlow                                      293

          Marcus E. Tower and                                           293
          Deborah R. Tower as
          Custodians for Katherine
          Tower Under the Uniform Gifts
          to Minors Act

          Marcus E. Tower and                                           293
          Deborah R. Tower as
          Custodians for M. Ryan Tower
          Under the Uniform Gifts to
          Minors Act

          Marcus E. Tower and                                           293
          Deborah R. Tower as
          Custodians for Colin Edward
          Tower

          Dinkar Rao                                                    284

          Mike Lanese                                                   203

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          Selling Stockholder                                  Number of Shares
          -------------------                                  ----------------
          Art Goddard                                                   203

          Mark Curtis                                                   813

          Gerald Greene                                                 813

          Michael Naughton                                            2,033
                                                                      -----
                                                                    144,800
                                                                    =======


                              PLAN OF DISTRIBUTION

        The Securities are being sold by the Selling Stockholders for their own account, and the Company will not receive any of the proceeds from the sale of the Securities.

        The distribution of the Securities by the Selling Stockholders may be effected from time to time by the Selling Stockholders directly or through one or more brokers, agents, or dealers in one or more transactions (which may involve crosses and block transactions) on the NYSE, the PCX or other exchanges on which the Common Stock is listed, pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more brokers, agents or dealers agree to sell the Securities, they may do so by purchasing Securities as principals or by selling Securities as agents for a Selling Stockholder. Any such brokers, agents or dealers who effect a sale of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act. Any such broker, agent or dealer (i) may receive compensation from the Selling Stockholders which may be deemed to be underwriting discounts or commissions and
(ii) may receive commissions from purchasers of the Securities for whom it may act as agent. If any such broker or dealer purchases the Securities as principal it may effect resales of the Securities from time to time to or through other brokers or dealers, and such other brokers or dealers may receive compensation in the form of concessions or commissions from the Selling Stockholder or purchaser of the Securities for whom they may act as agents.

        The Company has advised each of the Selling Stockholders that it and any such brokers, dealers or agents who effect a sale of the Securities are subject to the prospectus delivery requirements of the Securities Act. The Company also has advised each of the Selling Stockholders that in the event of a "distribution" of its Securities, such Selling Stockholder and any broker, agent or dealer who participates in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M.

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        In connection with distributions of the Securities, the Selling
Stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell the Common Stock short and deliver the Securities to close out such short positions. The Selling Stockholders also may enter into option or other transactions with broker-dealers that involve the delivery of the Securities to the broker-dealers, who may then resell or otherwise transfer such Securities. The Selling Stockholders also may loan or pledge the Securities to a broker-dealer and the broker-dealer may sell the Securities so loaned or upon a default may sell or otherwise transfer the pledged Securities.

        The Company will bear all expenses of the offering of the Securities, except that the Selling Stockholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.



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                                  LEGAL MATTERS

        The legality of the Securities offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California.

                                     EXPERTS

        The consolidated financial statements and schedule of The Cooper Companies, Inc. and subsidiaries, the consolidated financial statements and schedule of Hospital Group of America, Inc. and subsidiaries and the financial statements and schedule of CooperSurgical, Inc. as of October 31, 1996 and 1995 and for each of the years in the three-year period ended October 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


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        No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offering herein contained, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereafter shall, under any circumstances, create any implications that the information contained herein is correct as of any date subsequent to the date hereof.

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                TABLE OF CONTENTS

                                         Page
                                         ----
        Available Information.........    2
        Incorporation of Certain
          Information by Reference        2
        Forward-Looking Statements....    3
        The Company...................    4
        Risk Factors..................    4
        The Selling Stockholders......    5
        Plan of Distribution..........    7
        Legal Matters.................    9
        Experts.......................    9



                                 144,800 SHARES

                           THE COOPER COMPANIES, INC.

                                  COMMON STOCK



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                                   PROSPECTUS

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                                  July 18, 1997



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